CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Asset Purchase Agreement
by and among
Zogenix, Inc.,

Endo Ventures Bermuda Limited
and
Endo Ventures Limited
dated as of April 23, 2014

i

Exhibits and Schedules
Disclosure Schedules (Seller)*
Exhibit A – Definitions
Exhibit B – Intentionally Omitted
Exhibit C – Form of Transition Services Agreement*
Exhibit D – Form of License Agreement
Exhibit E – Form of Supply Agreement
Exhibit F – Form of Trademark Assignment*
Exhibit G – Form of Assignment and Assumption Agreement*
Exhibit H – Form of Bill of Sale*
Exhibit I – Form of Escrow Agreement*
Exhibit J – Form of Commercial Agreement*
Exhibit K – Buyer Governmental Consents
Exhibit L – Buyer Third Party Consents
Exhibit M – Seller Knowledge Parties*
Exhibit N – Buyer Knowledge Parties*
Exhibit O – Seller Governmental Consents
Exhibit P – Seller Third Party Consents

*Exhibits and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be supplementally provided to the Securities and Exchange Commission upon request.

Asset Purchase Agreement
This Asset Purchase Agreement (this “Agreement”) is made and entered into as of April 23, 2014, by and among Zogenix, Inc., a Delaware corporation (“Seller”), Endo Ventures Bermuda Limited, a Bermuda limited company (“Buyer 1”) and Endo Ventures Limited, a company organized under the laws of Ireland (“Buyer 2” and together with Buyer 1, each a “Buyer” and, collectively “Buyers”).
RECITAL
WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell to Buyers, and Buyers desire to purchase from Seller, the Purchased Assets (as defined below).
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS
Section 1.01    Defined Terms.
Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.
Section 1.02    Construction of Certain Terms and Phrases.
Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section” or “Exhibit” refer to the specified Article, Section or Exhibit of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase, “and/or”; and (f) the term “including” means “including without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under U.S. Generally Accepted Accounting Principles, consistently applied. The phrase “made available to Buyers” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the [***] or delivered to Buyers or their accountants or attorneys prior to 5:00 p.m. EDT on the date immediately preceding the date of this Agreement.
ARTICLE II

PURCHASE AND SALE OF ASSETS
Section 2.01    Purchase and Sale of Assets.
(a)    Subject to the terms and conditions of this Agreement, at the Closing:
(i)    Seller shall, or shall cause its relevant Affiliates to, sell, transfer, convey, assign and deliver to Buyer 1, and Buyer 1 shall purchase, acquire and accept from Seller and such Affiliates of Seller, all of Seller’s and each such Affiliate’s right, title and interest, as of the Closing, in and to the Registered Intellectual Property, the Regulatory Approvals and the Product Data, free and clear of all Encumbrances (other than Permitted Encumbrances); and

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(ii)    Seller shall, or shall cause its relevant Affiliates to, sell, transfer, convey, assign and deliver to Buyer 2, and Buyer 2 shall purchase, acquire and accept from Seller and such Affiliates of Seller, all of Seller’s and each such Affiliate’s right, title and interest, as of the Closing, in and to the Purchased Assets (other than the Registered Intellectual Property, the Regulatory Approvals and the Product Data), free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)    Notwithstanding anything contained in this Agreement to the contrary, (i) from and after the Closing Seller and its Affiliates shall retain all of their right, title and interest in and to the Excluded Assets, and (ii) Seller may retain an archival copy of all Assumed Contracts, Books and Records (excluding any vendor lists, financial data, written and pending orders relating to the Product Inventory, Purchased Assets and the Business), Marketing Materials, Product Data, Tax Returns, Tax workpapers and other documents or materials conveyed hereunder (subject to Seller’s confidentiality obligations pursuant to Section 13.01 hereof).
Section 2.02    Transition Services.
At the Closing, Seller and Buyer 2 shall enter into the Transition Services Agreement providing for the services described therein.
Section 2.03    Assignability and Consents.
Notwithstanding anything to the contrary contained in this Agreement, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to a Buyer of any asset that would be a Purchased Asset is (a) prohibited by any applicable Law or (b) would require any authorizations, approvals, consents or waivers from a third Person or Governmental or Regulatory Authority and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, then in either case the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset and this Agreement shall not constitute an agreement for the sale, assignment, transfer, conveyance or delivery of such asset; provided that nothing in this Section 2.03 shall be deemed to waive the rights of such Buyer not to consummate the transactions contemplated by this Agreement if the conditions to its obligations set forth in Article X have not been satisfied. In the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any such asset, then following the Closing, the Parties shall use their commercially reasonable efforts and cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to the applicable Buyer the benefits of use of such asset and to Seller the benefits, including any indemnities, that, in each case, it would have obtained had the asset been conveyed to such Buyer at the Closing. To the extent that a Buyer is provided the benefits pursuant to this Section 2.03 of any Contract, such Buyer shall (x) perform for the benefit of the other parties thereto the obligations of Seller or any Affiliate of Seller thereunder and (y) shall satisfy any related Liabilities with respect to such Contract that, but for the lack of an authorization, approval, consent or waiver to assign such obligations or Liabilities to such Buyer, would be Assumed Liabilities. Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller shall assign, transfer, convey and deliver such asset to the applicable Buyer at no additional cost to the applicable Buyer.
ARTICLE III

ASSUMPTION OF ASSUMED LIABILITIES; EXCLUDED LIABILITIES
Subject to the terms and conditions of this Agreement, as of the Closing Date, Buyers will deliver the Assignment and Assumption Agreement to Seller pursuant to which (a) Buyer 1 agrees to assume, satisfy, perform, pay, discharge and otherwise be responsible for that portion of the Assumed Liabilities arising from or relating to the Registered Intellectual Property, the Regulatory Approvals and the Product Data and (b) Buyer 2 agrees to assume, satisfy, perform, pay, discharge and otherwise be responsible for (i) the Aradigm Royalty Obligation and (ii) the Assumed Liabilities (other than the assumed Liabilities described in clause (a)), in each case, subject to and in accordance with their respective terms and conditions. Notwithstanding anything to the contrary set forth in this Agreement, Seller and its Affiliates shall retain and be responsible for all Excluded Liabilities.
ARTICLE IV

PURCHASE PRICE AND PAYMENT
Section 4.01    Purchase Price.
As consideration for the Purchased Assets and Seller’s full and faithful performance of all of its obligations hereunder, Buyers shall:
(a)    pay to Seller, at the Closing, a one-time, non-refundable payment in cash by wire transfer of immediately available funds of Seventy Six Million Five Hundred Thousand Dollars ($76,500,000) (the “Closing Payment”);
(b)    deliver to the Escrow Agent, at the Closing, Eight Million Five Hundred

Thousand Dollars ($8,500,000) in cash (the “Escrow Fund”), by wire transfer of immediately available funds. The Escrow Fund shall be held, administered and distributed in accordance with the terms of this Agreement and the Escrow Agreement. In addition, at the Closing, [***] of the Escrow Fee by wire transfer of immediately available funds;
(c)    assume their respective portions of the Assumed Liabilities pursuant to the Assignment and Assumption Agreement;
(d)    pay to Seller within thirty (30) days of achievement of Trailing Net Sales of Fifty Million Dollars ($50,000,000), a one-time, non-refundable payment in cash by wire transfer of immediately available funds of Five Million Dollars ($5,000,000) to an account or accounts designated in writing by Seller;
(e)    pay to Seller within thirty (30) days of achievement of Trailing Net Sales of One Hundred Twenty Five Million Dollars ($125,000,000), a one-time, non-refundable payment in cash by wire transfer of immediately available funds of Ten Million Dollars ($10,000,000) to an account or accounts designated in writing by Seller; and
(f)    pay to Seller within thirty (30) days of delivery of a Product Cost-of-Goods Improvement Notice demonstrating the achievement of the Product Cost-of-Goods Improvement (subject to the dispute resolution provisions set forth below), a one-time, non-refundable payment in cash by wire transfer of immediately available funds of Five Million Dollars ($5,000,000) (the “Product Cost-of-Goods Improvement Payment”) to an account or accounts designated by in writing by Seller.
Within sixty (60) days following the end of the calendar year in which the Product Cost-of-Goods Improvement is achieved, Seller shall deliver to Buyers a certificate, signed by an officer of Seller, setting forth Seller’s calculation of the Product Cost of Goods for such calendar year (the “Product Cost-of-Goods Improvement Notice”). Unless Buyers raise an objection to the Product Cost-of-Goods Improvement Notice within fifteen (15) days following receipt of such notice specifying in reasonable detail the calculations to which it objects and the reasons therefor (a “Dispute Notice”), such Product Cost-of-Goods Improvement Notice shall be deemed accepted by Buyers. If Buyers deliver a timely Dispute Notice, then for thirty (30) days (or such longer period as the Parties may agree in writing) following receipt of such notice by Seller (the “Resolution Period”), senior executives of the Parties shall attempt to resolve their differences arising from such objections, and any written resolution by them shall be final, binding and conclusive for purposes of determining the Product Cost-of-Goods Improvement. The Parties shall submit, within ten (10) days following the end of the Resolution Period, any objections regarding the calculations contained in the Product Cost-of Goods Improvement Notice

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remaining in dispute at the end of the Resolution Period (“Unresolved Disputes”) to an independent accounting firm mutually agreed to by Buyers, on the one hand, and Seller, on the other hand (the “Independent Accounting Firm”). The Independent Accounting Firm shall be requested to promptly, and in any event within thirty (30) days after the submission of any Unresolved Disputes thereto, render its decision in writing (the “Final Report”) and finalize the calculations contained in the disputed Product Cost-of Goods Improvement Notice. The Final Report shall be final and binding upon the Parties hereto, shall be deemed a final arbitration award that is binding on each of the Parties hereto, and no Party shall seek further recourse to courts or other tribunals, other than to enforce the Final Report. [***] of all fees and expenses relating to the work of the Independent Accounting Firm; provided, however, that if the Independent Accounting Firm agrees with Buyers’ position or Seller’s position in full, then the Party (or Parties) whose position was not adopted by the Independent Accounting Firm shall be responsible for paying [***] of all fees and expenses relating to the work of the Independent Accounting Firm.
Section 4.02    Purchase of Product Inventory.
(a)    On the Closing Date, Buyer 2 shall acquire all Product Inventory pursuant to the terms of the Supply Agreement.
(b)    No more than five (5) Business Days nor less than three (3) Business Days prior to the Closing Date, Seller shall prepare and provide to Buyer 2 a statement calculating in reasonable detail the estimated amount and value of the Product Inventory.
Section 4.03    Payment of Transfer Taxes; Withholding.
(a)    All transfer, sales, value added, stamp duty and similar Taxes payable in connection with the sale by Seller and its Affiliates of the Product Inventory and the Purchased Assets to Buyers pursuant to this Agreement (collectively, the “Transfer Taxes”) shall be borne [***].  The Party responsible for filing any Tax Return with respect to such Taxes shall properly and promptly file such Tax Return.  Buyers, on the one hand, and Seller, on the other hand, shall cooperate with each other and use their reasonable efforts to minimize the Transfer Taxes attributable to the transfer of the Product Inventory and the Purchased Assets and shall use commercially reasonable efforts to obtain any exemption or other similar certificate from any Governmental or Regulatory Authority as may be necessary to mitigate such Transfer Taxes.  Buyers, on the one hand, and Seller, on the other hand, shall each reimburse the other for any Transfer Taxes properly borne by such Party which are paid by such other Party.
(b)    The Buyers shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement such amounts as the Buyers are required to deduct and

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withhold under any provision of applicable Law. All such amounts shall be so withheld and paid over to the relevant Taxing Authority by the applicable Buyer, and such amounts shall be treated for all purposes as having been paid to Seller. To the extent that a Buyer becomes aware of any applicable Law that would require withholding from amounts payable pursuant to this Agreement, such Buyer shall provide written notice to Seller at least ten (10) Business Days prior to such withholding (or, if any withholding is required as a result of a change in Law occurring less than ten Business Days prior to when the applicable withholding is required, as soon as reasonably practicable prior to such withholding) of the amount of such Tax and shall consult with Seller in good faith as to the nature of the Tax and the basis upon which such withholding is required. Seller and Buyers agree to cooperate in good faith to obtain exemptions from, or reductions of, any Taxes required to be withheld from amounts paid pursuant to this Agreement. As soon as practicable after any such withholding and payment to a Taxing Authority, the withholding party shall provide Seller the original or certified copy of a receipt issued by such Taxing Authority evidencing such payment, a copy of the Tax Return reporting such payment, or other evidence of such payment reasonably acceptable to Seller.
(c)    Buyers hereby waive compliance by Seller with the provisions of the bulk transfer laws of any jurisdiction.
Section 4.04    Allocation of Purchase Price.
Prior to the Closing, Buyers, on the one hand, and Seller, on the other hand, shall prepare a schedule setting forth the allocation of the Purchase Price (as determined for United States federal income Tax purposes, including the assumption by each Buyer of its portion of the Assumed Liabilities) among the Product Inventory and the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyers and Seller agree, except as otherwise required by applicable Law, (i) to report the sale of the Product Inventory and the Purchased Assets for all Tax purposes in accordance with the allocations set forth on such schedule and (ii) not to take any position inconsistent with such allocations on any of their respective Tax returns. In the event that the purchase price allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party hereto, and Seller, on the one hand, and Buyers, on the other hand, agree to use their commercially reasonable efforts to defend such allocations in any audit or similar proceeding; provided, however, that nothing contained herein shall prevent Buyers or Seller from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of such allocations, after using commercially reasonable efforts to defend such allocations, and neither Buyers, on the one hand, nor Seller, on the other hand, shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such allocations.
Section 4.05    Escrow.

Subject to this Section 4.05, the Escrow Agent shall hold the Escrow Fund for a period commencing on the Closing Date and ending on the date that is twelve (12) months after the Closing Date (the “Escrow Period”) as security to pay, or be applied against, any Damages incurred by any Buyer Indemnified Party with respect to the indemnification obligations of Seller pursuant to Article XI, disbursed by the Escrow Agent in accordance with the Escrow Agreement. The Escrow Agreement shall provide that all interest accruing on amounts in the Escrow Account shall be deposited into the Escrow Account and distributed in accordance with the Escrow Agreement. Upon the expiration of the Escrow Period, the Escrow Agent shall pay to Seller the balance of the funds in the Escrow Account at such time, if any; provided, however, that if any Buyer Indemnified Party Damages remain unresolved or unpaid as of the expiration of the Escrow Period, then the Escrow Agent shall retain that portion of the funds in the Escrow Account necessary to satisfy such unresolved Buyer Indemnified Party Damages pending resolution thereof, which portion shall remain in the Escrow Account until such matters are finally resolved notwithstanding any reference to, or expiration of, the Escrow Period, and any amounts in excess of such retained portion of the Escrow Account shall be released to Seller in accordance with the terms and conditions of the Escrow Agreement. Following the end of the Escrow Period, as each unresolved Buyer Indemnified Party Damages amount identified prior to the end of the Escrow Period for which an amount was reserved under this Section 4.05 is resolved, the Escrow Agent shall either pay the Buyer Indemnified Party Damages subject to the limitations in Article XI or pay to Seller the amount so reserved for such Buyer Indemnified Party Damages, as appropriate. When there are no remaining unresolved claims (which were unresolved as of the conclusion of the Escrow Period), the balance of the Escrow Account which has not been used by the Escrow Agent to pay Buyer Indemnified Party Damages, if any, shall be paid to Seller.
ARTICLE V

CLOSING
Section 5.01    Time and Place.
The closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”), shall take place as promptly as practicable, but no later than five (5) Business Days, following satisfaction or waiver of the conditions set forth in Articles IX and X, at the offices of Latham & Watkins LLP, 12670 High Bluff Drive, San Diego, California 92130 unless another time or place shall be agreed to by the Parties.
Section 5.02    Deliveries at Closing.

(a)    Closing Deliveries by Seller.
At the Closing, Seller shall deliver or cause to be delivered to Buyers (or, in the case of Transaction Documents, to the Buyer party to such Transaction Document):
(i)    a Transition Services Agreement, substantially in the form of Exhibit C hereto (the “Transition Services Agreement”);
(ii)    a License Agreement, substantially in the form of Exhibit D hereto, providing for the exclusive license to Seller of the Intellectual Property not included in the Purchased Assets (the “License Agreement”);
(iii)    a Supply Agreement, substantially in the form of Exhibit E hereto (the “Supply Agreement”);
(iv)    a trademark assignment, substantially in the form of Exhibit F hereto (the “Trademark Assignment”);
(v)    an assignment and assumption agreement, substantially in the form of Exhibit G hereto, assigning to Buyer 2 the Aradigm Royalty Obligation and all rights and obligations of Seller and its Affiliates in and to the Assumed Contracts (the “Assignment and Assumption Agreement”);
(vi)    a bill of sale, substantially in the form of Exhibit H hereto, transferring the Purchased Assets to Buyers (the “Bill of Sale”);
(vii)    any documentation, including exemption certificates, required in order to support any sales, use, withholding, or other similar Tax exemption for any Purchased Assets or Product Inventory that qualify for such an exemption;
(viii)    copies of all Seller Governmental Consents and Seller Third Party Consents; and
(ix)    consent from, or required notice to, each relevant Person, in accordance with the relevant Assumed Contract, to the assignment by Seller (or its Affiliate) to Buyer 2 of any Assumed Contract to which such Person is a party, which consents or required notices, as the case may be, shall be in forms to be agreed upon by the Parties;
(x)    an escrow agreement, substantially in the form of Exhibit I hereto (the “Escrow Agreement”);

(xi)    a commercial agreement, substantially in the form of Exhibit J hereto (the “Commercial Agreement”); and
(xii)    a certificate, executed by an executive officer of Seller, confirming that the conditions set forth in Section 10.01 have been satisfied and other documents to be delivered pursuant to Article X hereof have in fact been delivered.
(b)    Closing Deliveries by Buyers.
At the Closing:
(i)    Buyers shall deliver, or cause to be delivered, (x) the Escrow Fund to the Escrow Agent in accordance with Section 4.01(b) and (y) the following to Seller:
(1)    the Closing Payment in accordance with Section 4.01(a) hereof;
(2)    the Escrow Agreement;
(3)    the Bill of Sale;
(4)    the Assignment and Assumption Agreement;
(5)    such instruments of assumption and other instruments or documents, in form and substance reasonable acceptable to Seller and Buyers, as may be necessary to effect each Buyer’s assumption of its respective portion of the Assumed Liabilities;
(6)    any documentation, including exemption certificates, required in order to support any sales, use, withholding, or other similar Tax exemption for any Purchased Assets or Product Inventory that qualify for such an exemption; and
(7)    a certificate, executed by an executive officer of each Buyer, confirming that the conditions set forth in Section 9.01 have been satisfied and other documents to be delivered pursuant to Article IX hereof have in fact been delivered.
(ii)    Buyer 1 shall deliver, or cause to be delivered, to Seller, the License Agreement; and
(iii)    Buyer 2 shall deliver, or cause to delivered to Seller:
(1)    the Transition Services Agreement;

(2)    the Supply Agreement; and
(3)    the Commercial Agreement.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyers, as of the date hereof and as of the Closing, as follows:
Section 6.01    Organization, Etc.
Seller is a corporation duly incorporated under the laws of the State of Delaware, and has all requisite corporate power and authority (a) to conduct the Business in the manner in which it is currently being conducted, and (b) to own and use its assets in the manner in which its assets are currently owned and used. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under applicable Law, except where the failure to be so qualified or licensed and to be in good standing would not have an Adverse Effect.
Section 6.02    Authority; Binding Nature of Agreement.
Seller has all necessary power and authority to, and has taken all actions necessary to, enter into this Agreement and the other agreements to be executed pursuant hereto and to carry out the transactions contemplated hereby and thereby. Each of the Transaction Documents to which Seller is a party has been duly and validly executed and delivered by Seller and, when executed and delivered by the Buyer party to such Transaction Document, will constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
Section 6.03    Non-Contravention; Consents.
Subject to compliance with the Seller Governmental Consents and subject to obtaining the Seller Third Party Consents listed in Section 6.03 of the Seller Disclosure Schedule, neither the execution and delivery of any Transaction Document nor the sale of the Purchased Assets and Product Inventory to Buyers will contravene, conflict with or result in a violation or breach of any: (a) Laws applicable to the Purchased Assets, Product Inventory or any

Assumed Contract; (b) any provision of an Assumed Contract; (c) any of the provisions of Seller’s organizational documents or any resolution adopted by Seller’s Board of Directors (or any committee thereof) or stockholders; or (d) any material Contract or other material instrument or arrangement to which Seller is subject, except with respect to clauses (a), (b) and (d), for any contraventions, conflicts, violations or breaches that would not have an Adverse Effect.
Section 6.04    Purchased Assets.
Except as set forth on Section 6.04 of the Seller Disclosure Schedule or for actions taken in compliance with Section 8.01, the Purchased Assets, together with the Product Inventory purchased by Buyer 2 pursuant to the Supply Agreement, the Intellectual Property licensed to Buyer 1 pursuant to the License Agreement and the services provided to Buyer 2 pursuant to the Supply Agreement and the Transition Services Agreement, collectively constitute all of the properties, rights, interests and other tangible and intangible assets necessary to enable Buyers, following the Closing, to continue the Business as Seller has conducted the Business since January 1, 2014.
Section 6.05    Title to Purchased Assets.
Except as set forth on Schedule 6.05(a), Seller has good and marketable title to all of the Purchased Assets and the Product Inventory, free and clear of all Encumbrances, other than Permitted Encumbrances.
Section 6.06    Contracts.
(a)    Section 6.06(a) of the Seller Disclosure Schedule sets forth a complete and correct list of each Contract to which Seller or any of its Affiliates is a party that relates to the Business or is necessary for the development, manufacture, marketing, sale or distribution of the Product with a value in excess of [***] and any other Contract if a default thereunder would reasonably be expected to have an Adverse Effect. Section 6.06(a) of the Seller Disclosure Schedule identifies each Contract which is an Assumed Contract. Seller has made available to Buyers complete and correct copies of those Contracts listed on Section 6.06(a) of the Seller Disclosure Schedule.
(b)    Except as set forth in Section 6.06(b) of the Seller Disclosure Schedule, Seller is not a party to or bound by any Contract relating to the Business which Contract limits the freedom of the Business to compete in any line of business or any geographic area.
(c)    (i) Seller has performed in all material respects all of the obligations required to be performed by Seller under the Assumed Contracts, and Seller is not presently in violation or breach of, and has not declared or committed any default under and, to the Knowledge of Seller, no Person is presently in violation or breach of, or has declared or committed any default under, any Assumed Contract, (ii) Seller has not received any written notice regarding any breach of, or default under, any Assumed Contract, (iii) to the Knowledge of Seller, no event has occurred, and no circumstance or condition exists (including the Closing of the transactions contemplated by this Agreement), that would give any Person the right to cancel, terminate or modify any Assumed Contract and (iv) each Assumed Contract sets forth the entire agreement and understanding between Seller and the other parties thereto and is valid, binding and in full force and effect.
Section 6.07    Intellectual Property.
(a)    Section 6.07(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all Registered Intellectual Property. Except as set forth in Section 6.07(a) of the Seller Disclosure Schedule, Seller or its Affiliates own all right, title and interest in and to, or have a license, sublicense or other permission to use, all of the Registered Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances.
(b)    Section 6.07(b) of the Seller Disclosure Schedule sets forth a true, correct, and complete list of all Contracts pursuant to which Seller (i) is granted or obtains or agrees to obtain any right to use any Intellectual Property Rights in relation to the Product, including such Contracts pursuant to which Seller (or any of its Affiliates) is authorized to use the Intellectual Property, (ii) is restricted in its right to use or register any Intellectual Property Rights in relation to the Product, or (iii) permits or agrees to permit any other person, to use, obtain, enforce, or register any Intellectual Property Rights in relation to the Product, including any license agreements, coexistence agreements, and covenants not to sue, in each case of the foregoing (i)-(iii) as may be material to the development and commercialization of the Product.
(c)    Neither Seller nor any of its Affiliates has made any claim of any violation or infringement by others of its rights in the Intellectual Property in relation to the Product, and, to the Knowledge of the Seller as of the date hereof, no grounds for any such claims exist in the in any jurisdiction in which the Product has been commercialized by or on behalf of the Seller (or its Affiliates), and, to the actual knowledge of the Seller as of the date hereof, no grounds for any such claims exist in any other jurisdiction. Neither Seller nor any of its Affiliates has received any notice in writing that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property in relation to the Product and, to the Knowledge of the Seller as of the date hereof, the use of the Intellectual Property in the Business and the research, development, and commercialization of the Product as of the date hereof by Seller or any of its Affiliates is not infringing and has not infringed upon, misappropriated or otherwise violated any Intellectual Property Rights of any other Person in any jurisdiction in which the Product has been commercialized by or on behalf of the Seller (or its Affiliates).
(d)    Seller has taken reasonable measures to maintain in confidence all material trade secrets and material confidential information included in the Purchased Assets or otherwise related to the Business. Each current and former employee and officer of Seller who has been involved with the research or development of any material Intellectual Property used or held for use in the Business has executed a proprietary information and inventions agreement or agreements or has otherwise assigned in writing or by operation of law to Seller all rights in the material Intellectual Property that is part of the Purchased Assets, licensed to Seller pursuant to the License Agreement or that is used or held for use in the Business. No current or former employee or officer of Seller has excluded works or inventions that would reasonably have been expected to be material to the Business from his or her assignment of inventions pursuant to such employee’s proprietary information and inventions agreement.
Section 6.08    Tax Matters.
(a)    Seller and its Affiliates have filed all required Tax Returns relating to the Purchased Assets, the Product Inventory and the Business and have paid all Taxes relating to the Purchased Assets, the Product Inventory and the Business that are due and payable.
(b)    There are no Encumbrances with respect to Taxes upon any of the Purchased Assets or Product Inventory other than Permitted Encumbrances.
(c)    There are not pending or threatened in writing any audits, investigations, disputes, notices of deficiency, claims or other actions or proceedings with any Tax authorities for or relating to any Taxes of Seller or any of its Affiliates relating to the Purchased Assets, the Product Inventory or the Business.
(d)    No waiver or extension of any statute of limitations as to any Tax matter relating to the Purchased Assets, the Product Inventory or the Business has been given by Seller or its Affiliates that is currently in effect.
Section 6.09    Litigation.
Except with respect to Taxes, which are addressed in Section 6.08:
(a)    There are no pending Actions or Proceedings, and to the Knowledge of Seller, no Person has threatened by written notice to commence any Action or Proceeding, (a) that involves the Purchased Assets, the Product Inventory or the Registered Intellectual Property; (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement, or (c) would reasonably be expected to impose any material limitation on the ability of a Buyer or any of its Affiliates, to operate that portion of the Business for which such Buyer will assume responsibility as of the Closing. There are, and there have been, no Actions or Proceedings or claims made in writing against Seller alleging any material defects in the Product or alleging any failure of the Product to meet Specifications (as defined in the Supply Agreement).
(b)    There is no Order outstanding against or applicable to Seller relating to the Product, the Purchased Assets, the Product Inventory, the Intellectual Property Rights or the Business that would reasonably be expected to impose any liability on Buyers or the Business, or imposes any limitation on the ability of Seller to sell the Product Inventory or operate the Business or the Purchased Assets as currently conducted or planned to be conducted as of the date hereof by Seller and, to the Knowledge of Seller, there are no facts which would form a basis for any such Order.
(c)    Except as set forth on Section 6.09(c) of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates have undergone during the last three (3) years any audit, review, inspection, investigation, survey or examination of records by a Governmental or Regulatory Authority relating to the Product, the Business, the Product Inventory or the Purchased Assets.
(d)    Except as set forth on Section 6.09(d) of the Seller Disclosure Schedule, since January 1, 2010, no product liability claims by any Third Party or any notice of investigation from a Governmental or Regulatory Authority have been received by Seller or any of its Affiliates and, to Seller’s Knowledge, no such product liability claims or investigations have been threatened against Seller or any of its Affiliates relating to marketing and sale of the Product, and to Seller’s Knowledge, there are no facts or circumstances that would reasonably give rise to an Action or Proceeding for product liability.  There is no Order outstanding against Seller relating to Product liability claims or Governmental or Regulatory Authority investigations relating to marketing and sale of the Product.
Section 6.10    Regulatory Compliance.
Except with respect to Taxes, which are addressed in Section 6.08:
(a)    Section 6.10(a) of the Seller Disclosure Schedule sets forth a complete and correct list of: (i) all new drug applications and drug submissions, licenses and marketing authorizations (and the equivalent foreign registrations and approvals) for the Product and all amendments, supplements thereto; and (ii) all material license, franchise, permit, approvals, registrations or other similar authorization (“Permits”) necessary to conduct the Business as currently conducted, together with the name of the Governmental or Regulatory Authority issuing such license or permit. Seller possesses, and is in compliance with, all Permits except where the failure to possess or comply with any such Permit would not reasonably be expected to be material to the operation of the Business, taken as a whole.
(b)    Except as set forth on Section 6.10(b) of Seller Disclosure Schedule, during the three (3) years prior to the date hereof, with respect to the Product, any uses of the Platform that may impact the Product in the Ordinary Course of Business or any facility in which the Product or Platform are manufactured or stored: (i) Seller is in material compliance with the U.S. Food, Drug, and Cosmetic Act, as amended (21 U.S.C. §§ 301, et seq.) and all other applicable statutes, rules and regulations of the U.S. Food and Drug Administration or similar federal, state or local governmental authorities (the “FDA”) or similar foreign governmental authorities (“Foreign Authorities”) including with respect to the manufacture, collection, sale, labeling, storing, testing, distribution, marketing, record keeping, training and adverse event reporting; (ii) Seller is not in receipt or notice of, and to Seller’s Knowledge is not subject to, any adverse inspection, FDA Form 483, FDA Notice of Adverse Findings, other findings of deficiency or non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action: (iii) there has not been a recall or market withdrawal by Seller whether voluntary or involuntary; and (iv) Seller has not received any notification, written or oral, from FDA, Foreign Authorities or other Governmental or Regulatory Authority regarding misbranding or adulteration as defined in the applicable statutes, rules and regulations.
(c)    Except as set forth on Section 6.10(c) of Seller Disclosure Schedule or made available to Buyers, during the three (3) years prior to the date hereof and with respect to the Product or Platform, there have been no (i) serious adverse drug experiences as defined in 21 C.F.R. § 314.80 or (ii) material events and matters concerning or affecting safety.
(d)    Seller has completed and filed all reports, documents, claims, permits and notices, including of all serious adverse events obtained or otherwise received relating to the Product and Platform from any source, in the United States or outside the United States, required by any Governmental or Regulatory Authority. To the Knowledge of Seller, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed.
(e)    Neither Seller nor any of its Affiliates has been debarred, or been convicted of a crime which could lead to debarment, under Section 306 of the U.S. Food, Drug, and Cosmetic Act, 21 U.S.C. § 335a(a) (the “FDCA”) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Seller nor any of its Affiliates has been excluded, or been convicted of a crime which could lead to exclusion, under Section 1128 of the Social Security Act, 42 U.S.C. § 1320a-7 or any similar Law. To Seller’s Knowledge, neither Seller nor any of its Affiliates has utilized the services of any individual or entity in the performance of services in connection with the Business that has been debarred, excluded, suspended, convicted of a crime which could lead to debarment, exclusion, suspension, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs.
Section 6.11    Product Inventory.
(a)    Section 6.11 of the Seller Disclosure Schedule sets forth a true and accurate description of (i) all Product Inventory (excluding samples of Product) as of the date of this Agreement and (ii) all samples of Product as of April 21, 2014 and lists (x) the lot numbers associated with the Product Inventory and (y) the manufacturing, warehousing, distribution and consignee locations where the Product Inventory is located.
(b)    The Product Inventory represents all Product finished goods that is currently owned and on hand or in the control of Seller at any of its warehouses, manufacturers, suppliers or other Third Parties.
Section 6.12    Brokers.
Except as set forth on Section 6.12 of the Seller Disclosure Schedule: (i) neither Seller nor any of its Affiliates has retained any broker in connection with the transactions contemplated hereunder; and (ii) Buyers have no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Seller or any of its Affiliates.
Section 6.13    Compliance with Law.
Except with respect to Taxes, which are addressed in Section 6.08:
(a)    Seller, with respect to the Product, Seller’s operation of the Business and the ownership of the Product Inventory and the Purchased Assets, is in compliance in all material respects with all applicable Laws, including (A) any applicable Laws governing the development, approval, manufacture, sale, marketing, promotion, or distribution of drugs and the purchase or prescription of or reimbursement for drugs by any Governmental or Regulatory Authority, private health plan or entity, or individual, in each case as amended and as applicable and (B) the federal Anti−Kickback Statute (42 U.S.C. § 1320a−7(b)), the False Claims Act (42 U.S.C. § 1320a−7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et. seq.) and any comparable state or local Laws, in each case as amended and as applicable.

(b)    To the Knowledge of Seller, since December 31, 2008, none of Seller, nor any of its directors, agents, employees or any other Persons acting on their behalf, in connection with the operation of the Business, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, as if it were applicable to Seller at that time, or any other similar applicable Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in non-compliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar or related applicable domestic or foreign Laws and regulations.
(c)    Seller has complied with all applicable Data Protection Laws, as well as with its own rules, policies, and procedures relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by Seller. No claims have been asserted or threatened against Seller alleging a violation of any Person’s privacy or personal information or data rights and nothing has been done or omitted to be done and no circumstances exist which could give rise to any proceeding, action or claim in connection with the applicable Data Protection Laws. The consummation of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of any Data Protection Law or rule, policy or procedure relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by Seller in the conduct of the Business.
Section 6.14    Product Financial Information.
Section 6.14 of the Seller Disclosure Schedule sets forth the net sales (the gross amount invoiced by Seller for sale or other commercial disposition of the Product (in final, finished presentation for use by an end-user) to an unrelated Third Party in an arms-length transaction, minus the deductions, if any, described in clauses (i)-(vii) of the definition of “Net Sales”), Product Cost-of-Goods, Units Produced and Units Sold for the Product for the twelve-months ended December 31, 2012 and 2013 and for the three months ended March 31, 2014 and the Units of inventory of finished Product owned by Seller or any Affiliate at December 31, 2012 and 2013 and at March 31, 2014 (the “Financial Information”), together with reasonably detailed supporting documentation. The Financial Information has been prepared in accordance with GAAP from the books and records of Seller and fairly presents in all material respects such net Sales, Product Cost-of-Goods, inventory of finished Product, Units Produced, and Units Sold for the Product for the periods indicated.
Section 6.15    Absence of Material Changes.

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Since[***], except as set forth on Section 6.15 of the Seller Disclosure Schedule, the Business has been operated in the ordinary course consistent with past practice and there has not been:
(a)     to the date of this Agreement, any Adverse Effect;
(b)    any sale, lease, license, abandonment or other disposition by Seller or any of its Affiliates of any material assets used solely in the Business or that are necessary for the conduct of the Business, except (i) in the Ordinary Course of Business; or (ii) in connection with the transactions contemplated hereby;
(c)    any action which, if taken during the period from the date hereof through the Closing Date, would be deemed a breach of Section 8.01; or
(d)    any agreement or commitment to take any action described in this Section 6.15.
Section 6.16    Suppliers and Customers.
Section 6.16 of the Seller Disclosure Schedule sets forth: (a) the active pharmaceutical ingredient suppliers of the Business, (b) each supplier that constitutes a sole source of supply to the Business, (c) the top ten (10) managed care customers of the Business (determined based on aggregate rebates/chargebacks paid to such customers for the twelve (12)-month period ended December 31, 2013) and (d) the top ten (10) distributors of the Business (determined based on aggregate sales for the twelve (12)-month period ended December 31, 2013). No such supplier, customer or distributor has canceled, otherwise terminated or, to Seller’s Knowledge, threatened in writing to cancel, otherwise terminate or otherwise materially and adversely modify its relationship with the Business. Seller has made available to Buyers complete and correct copies of all Contracts with the Third Parties listed on Section 6.16 of the Seller Disclosure Schedule.
Section 6.17    Solvency; No Fraudulent Conveyance.Seller is not insolvent, and neither the transactions contemplated by this Agreement nor Seller’s operation of the Business in the Ordinary Course of Business from the date hereof until the Closing will render Seller insolvent. As used herein, “insolvent” means that the sum of Seller’s debts and other probable Liabilities exceeds the present fair saleable value of Seller’s assets.
(a)    Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Seller shall be able to pay the Excluded Liabilities as they become due in the Ordinary Course of Business, (ii) Seller is not engaged in any business or transaction, nor is it about to engage in any business or transaction, for which the property remaining with Seller constitutes unreasonably small capital and (iii) Seller shall have assets (calculated at fair market value) that exceed its Liabilities. Seller has no current plans to file and prosecute a petition for relief under Chapter 11 or 7 of the United States Bankruptcy Code.
(b)    The Purchase Price to be paid by Buyers to Seller constitutes reasonably equivalent value and fair consideration for the Purchased Assets. This Agreement is an arm’s length sale transaction. Seller is not entering into this Agreement with the intent to hinder, defraud or delay its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect.
Section 6.18    Operation of the Business.
Since [***], with respect to the Business, Seller has not (i) materially altered its activities and practices with respect to inventory levels of Product maintained at the wholesale, chain, institutional or retail levels in any material respect or (ii) engaged in any activity or practice that would reasonably be expected to result, directly or indirectly, in a trade buy-in that is significantly in excess of normal customer purchasing patterns consistent with past practice of the Business during the [***] prior to the date of this Agreement.
Section 6.19    No Other Representations.
SELLER MAKES NO REPRESENTATION OR WARRANTY OTHER THAN AS SET FORTH IN THIS AGREEMENT, THE LICENSE AGREEMENT OR THE SUPPLY AGREEMENT AS TO THE PRODUCT, THE PURCHASED ASSETS, THE PRODUCT INVENTORY OR THE BUSINESS, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.
ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYERS
Buyers, jointly and severally, represent and warrant to Seller as follows:
Section 7.01    Organization, Etc.
Buyer 1 is a limited company duly incorporated under the laws of Bermuda, and

Buyer 2 is a company duly organized under the laws of Ireland. Each Buyer has all requisite corporate power and authority (a) to conduct its business in the manner in which it is currently being conducted, and (b) to own and use its assets in the manner in which its assets are currently owned and used.
Section 7.02    Authority; Binding Nature of Agreement.
Each Buyer has all necessary power and authority and has taken all actions necessary to enter into this Agreement and the other agreements to be executed by it pursuant hereto and to carry out the transactions contemplated hereby and thereby. Each of the Transaction Documents to which a Buyer is a party has been duly and validly executed and delivered by such Buyer and, when executed and delivered by Seller, will constitute a legal, valid and binding obligation of such Buyer enforceable against it in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
Section 7.03    Non-Contravention; Consents.
Subject to compliance with the Buyer Governmental Consents, neither the execution and delivery of any Transaction Document nor the purchase of the Purchased Assets by a Buyer will contravene, conflict with or result in a violation or breach of any: (a) Laws to which such Buyer or any of the assets owned or used by such Buyer is subject; (b) any of the provisions of such Buyer’s organizational documents or any resolution adopted by such Buyer’s Board of Directors (or any committee thereof) or stockholders; or (c) any material Contract or other material instrument or arrangement to which such Buyer is subject, except with respect to any contraventions, conflicts, violations or breaches that would not have an adverse effect on the ability of such Buyer to consummate the transactions contemplated by this Agreement.
Section 7.04    Litigation.
There are no pending Actions or Proceedings, and to the Knowledge of each Buyer, no Person has threatened by written notice to commence any Action or Proceeding, (a) that involves such Buyer and that might reasonably be expected to have an adverse effect on the ability of such Buyer to consummate the transactions contemplated by this Agreement; or (b) that could reasonably be expected to challenge, or have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.
Section 7.05    Financing.

Buyers will have funds sufficient to pay the Closing Payment and the Escrow Fund to the Escrow Agent on the Closing Date.
Section 7.06    Brokers.
Neither Buyer has retained any broker in connection with the transactions contemplated hereunder. Seller has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Buyers.
Section 7.07    Taxes.
Buyer 1 is not a resident of a taxing jurisdiction other than Bermuda or any subdivision thereof. Buyer 2 is not a resident of a taxing jurisdiction other than Ireland or any subdivision thereof, and is entitled to the benefits of the income Tax treaty between the United States and Ireland.
ARTICLE VIII

COVENANTS OF THE PARTIES
Section 8.01    Maintenance of Business Prior to Closing.
From the date of this Agreement to the Closing Date, Seller and its Affiliates shall conduct the Business in the Ordinary Course of Business. In addition to and without limiting the foregoing, Seller and its Affiliates shall (a) use commercially reasonable efforts to preserve intact the Business and the goodwill of their customers, suppliers and others having business relations with them as it relates to the Product, and (b) promptly furnish to Buyers a copy of any correspondence received from or delivered to any Governmental or Regulatory Authority regarding the Regulatory Approvals or which may be material to the Business; and shall not:
(a)    sell, pledge, dispose of, transfer, lease, license, allow to lapse, abandon, encumber or authorize the sale, pledge, disposition, transfer, lease, license, lapse, abandonment or encumbrance of any assets, either tangible or intangible, that are (or would otherwise be) Purchased Assets or Product Inventory, other than (i) sales of inventory of finished Product in the Ordinary Course of Business or (ii) Permitted Liens;
(b)    acquire any properties or assets that constitute Purchased Assets or Product Inventory, either tangible or intangible, other than in the Ordinary Course of Business;
(c)    (i) settle any litigation or material claim or (ii) waive any material claims or rights of material value, in either case in a manner that would constitute an Assumed Liability or otherwise be materially adverse to the Business from and after the Closing;
(d)    (i) enter into any new Contract or renew or modify any Contract pertaining to the Purchased Assets, the Product, the Product Inventory or the Business, in each case, other than an Assumed Contract (except in the Ordinary Course of Business) or (ii) enter into any new Contract that would be an Assumed Contract or renew or modify any Assumed Contract (except in the Ordinary Course of Business for Contracts requiring payment of less than [***] on an annual basis);
(e)    terminate, waive any material provision of, or amend or otherwise modify in any material respect, any Assumed Contract;
(f)    fail to pay when due (after taking into consideration the Ordinary Course of Business) any accounts payable related to the Business;
(g)    terminate, cancel, permit to lapse, amend, waive or modify any Permits related to the Business;
(h)    with respect to the Business, (i) make any change in the selling, distribution, advertising, terms of sale or collection practices that is inconsistent with the Ordinary Course of Business, (ii) enter into any material business practices, programs or long-term allowances not previously used in the Ordinary Course of Business, (iii) make any change to practices with respect to inventory of finished Product, (iv) materially alter its activities and practices with respect to inventory levels of Product maintained at the wholesale, chain, institutional or retail levels in any material respect or engage in any activity or practice that would reasonably be expected to result, directly or indirectly, in a trade buy-in that is significantly in excess of normal customer purchasing patterns consistent with past practice of the Business during the [***] prior to the date of this Agreement;
(i)    make or change any Tax election with respect to the Business or any Purchased Asset that could reasonably be expected to have an adverse effect on the Tax liability or Tax assets of Buyers or any of their Affiliates in any taxable period ending after the Closing Date;
(j)    (i) take any action which is intended or known to have an Adverse Effect; or (ii) take or omit to take any action which is intended or known to render any of Seller’s representations or warranties untrue or misleading, or which would be likely to result in a material breach of any of Seller’s covenants; or

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(k)    agree, in writing or otherwise, to take authorize the taking of any of the foregoing actions.
Section 8.02    Cooperation; Regulatory Approvals.
(a)    Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including (i) the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental or Regulatory Authority or any other Person, including filings pursuant to the HSR Act and any actions necessary to cause the expiration of the notice periods under the HSR Act; provided, that such reasonable best efforts shall not include Buyers or their Affiliates agreeing to hold separate or divest any assets or categories of assets, or operations or portions of the Business, Buyers or any of their Affiliates or agreeing to any limitations or restrictions on its conduct in order for the Closing to occur and (ii) using reasonable best efforts to cause the satisfaction of all conditions to the Closing (other than conditions as to the performance by the other Parties of their obligations). Each Party shall promptly consult with the others with respect to, provide any necessary information with respect to, and provide the other Parties (or their counsel) copies of, all filings made by such Party with any Governmental or Regulatory Authority or any other Person or any other information supplied by such Party to a Governmental or Regulatory Authority or any other Person in connection with this Agreement and the transactions contemplated by this Agreement.
(b)    Subject to appropriate confidentiality protections, each Party shall furnish to the other Parties such necessary information and reasonable assistance as the other Parties may reasonably request in connection with the foregoing and shall keep the other Parties reasonably informed with respect to any consent, authorization, order or approval of, or exemption by or sought from, any Governmental or Regulatory Authority in connection with this Agreement and the transactions contemplated hereby.
(c)    As promptly as practicable after the date hereof (but in no event later than ten (10) Business Days following the date hereof), Seller and Buyers shall make the filings required of such Party under the HSR Act.
Section 8.03    Access.
(a)    From the date hereof until the Closing, Seller shall, and shall cause its

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relevant Affiliates to, permit Buyers and their representatives to have access, during regular business hours and upon reasonable advance notice, to the assets of the Business that will be Purchased Assets or Product Inventory, in compliance with reasonable rules and regulations of Seller and any applicable Laws. Seller shall cause its and its relevant Affiliates’ employees, counsel and financial advisors to cooperate with Buyers in their investigation of the Business and Purchased Assets or Product Inventory and to furnish such information and documents relating thereto as Buyers may from time to time reasonably request.
(b)    Upon the request of Seller, Buyers shall at all times following the Closing, to the extent permitted by Law, grant to Seller and its representatives the right, during normal business hours, to inspect and copy the Books and Records and other documents in Buyers’ possession to the extent pertaining to the operation of the Business prior to the Closing Date for Tax purposes and in connection with Actions or Proceedings. Any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyers and their Affiliates. Seller will hold, and will use reasonable best efforts to cause its Affiliates and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law, all confidential documents and information concerning Buyer provided to it pursuant to this Section 8.03(b).
(c)    Upon the reasonable request of Buyers, Seller shall, from and after the Closing Date until the date which is [***], to the extent permitted by Law, grant to Buyers and Buyer Representatives (as defined below) the right, during normal business hours and with reasonable advance written notice, to inspect and copy files, documents, instruments, papers, books and records (other than income Tax Returns and income Tax working papers) owned by Seller or an Affiliate relating to the Business that are not included in the Purchased Assets. Any such access by Buyers shall not unreasonably interfere with the conduct of the business of Seller and its Affiliates. Buyers will hold, and will use reasonable best efforts to cause their Affiliates and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Buyer Representatives”) to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law, all confidential documents and information concerning Seller provided to it pursuant to this Section 8.03(c).
Section 8.04    Public Announcements.
Neither Seller nor either Buyer (or any of their respective Affiliates) shall issue any press release or make any public announcement with respect to this Agreement, the License Agreement or the Supply Agreement and the transactions contemplated hereby and thereby without obtaining the prior written consent of the other Party, except as may be required by

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applicable Law or stock exchange regulation upon the advice of counsel and only if the disclosing Party provides the non-disclosing Party with an opportunity to first review the release or other public announcement (unless such review would be impractical given the circumstances).
Section 8.05    Non-Solicitation.
Without the prior written consent of Seller, for a period commencing on the date hereof and expiring on [***], Buyers will not, and will not assist any of their Affiliates or representatives to, directly or indirectly, induce, encourage or solicit any of Seller’s officers or employees who worked in the Business on the Closing Date to leave such employment. Notwithstanding the foregoing, this Section 8.05 shall not be applicable to, nor prohibit, general solicitations of employment not specifically targeted at employees of Seller or any of its Affiliates.
Section 8.06    Corporate Names.
(a)    Except as set forth in Sections 8.06(b) and (c) below, following the Closing, Buyers shall not have any rights by virtue of this Agreement or any of the transactions contemplated hereby to any names, trademarks, trade names, trade dress or logos relating to Seller or any of the Affiliates of Seller or any of their products other than those included in the Registered Intellectual Property (the “Corporate Names”).
(b)    Buyers may use on a non-exclusive basis in connection with its operation of the Business items of Product Inventory that bear any of the Corporate Names to sell such Product Inventory for a period not to exceed [***] following the Closing (or such shorter period as any Governmental or Regulatory Authority shall designate), it being understood that Buyers will use their commercially reasonable efforts to use or sell such items of Product Inventory prior to selling any other product under the trademark or trade name of the Product.
(c)    Buyers may use on a non-exclusive basis Marketing Materials that were transferred to Buyers as Purchased Assets that bear any of the Corporate Names in connection with its operation of the Business for a period not to exceed [***] following the Closing; and thereafter Buyers may use such Marketing Materials only if Buyers completely remove all Corporate Names from, or completely covers all Corporate Names on, such materials. Buyers acknowledge and agree that Seller shall have no Liability or other obligation arising out of or in connection with Buyers’ or their Affiliates’ use of the Marketing Materials.
Section 8.07    Product Inventory.

From and after the Closing, Buyers shall hold, store and ship any Product Inventory in accordance with (a) all applicable Laws, (b) cGMP, (c) the applicable Regulatory Approvals and (d) applicable analytical methods and procedures, material specifications, master batch records, and stability protocols.
Section 8.08    Regulatory Matters.
(a)    From and after the transfer by Seller and its Affiliates to Buyer 1 of each Regulatory Approval pursuant to the terms hereof, Buyer 1, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental or Regulatory Authority required by Law in respect of such Regulatory Approval, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental or Regulatory Authority, (ii) taking all actions, paying all fees and conducting all communication with the appropriate Governmental or Regulatory Authority required by Law in respect of all Regulatory Approvals and other approvals needed to import, offer for sale or sell Product, (iii) taking all actions and conducting all communication with Third Parties in respect of Product sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval), including responding to all complaints in respect thereof, including complaints related to tampering or contamination, and (iv) investigating all complaints and adverse drug experiences in respect of Product sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval). Seller shall use commercially reasonable efforts to promptly effect the transfer of the Regulatory Approvals pursuant to the terms of this Agreement and, until such time, Seller shall take all commercially reasonable actions to maintain the Regulatory Approvals in full force and effect and will comply with all of the obligations of a holder of the Regulatory Approvals.
(b)    From and after the transfer by Seller and its Affiliates to Buyer 1 of each Regulatory Approval pursuant to the terms hereof, Seller promptly (and in any event within the time periods required by law) shall notify Buyer 1 if Seller or any of its Affiliates receives a complaint or a report of an adverse drug experience in respect of a Product sold pursuant to such Regulatory Approval. In addition, Seller shall cooperate with Buyer 1’s reasonable requests and use commercially reasonable efforts to assist Buyer 1 in connection with the investigation of and response to any complaint or adverse drug experience related to a Product sold by Seller or any of its Affiliates.
(c)    From and after the transfer by Seller to Buyer 1 of each Regulatory Approval pursuant to the terms hereof, except as otherwise provided in the Supply Agreement with respect to Product supplied by Seller to Buyer 1 thereunder, Buyer 1, at its cost, shall be solely responsible and liable for conducting all involuntary recalls, and all voluntary recalls deemed necessary by Buyer 1 in its reasonable discretion, of Units sold pursuant to such Regulatory Approval (whether sold before or after transfer of such Regulatory Approval), including recalls required by any Governmental or Regulatory Authority and recalls of Units sold by Seller or any of its Affiliates deemed necessary by Seller in its reasonable discretion; provided, however, that Seller shall reimburse Buyer 1 for the reasonable costs and expenses of conducting recalls required by the FDA or any other Governmental or Regulatory Authority relating to Product sold by or on behalf of Seller prior to the Closing, including, but not limited to, the costs of notifying customers, the costs associated with shipment of such recalled Product, the price paid for such Product Inventory, and reasonable credits extended to customers in connection with the recall.
Section 8.09    RESERVED.
Section 8.10    Adverse Experience Reports.
After the Closing, Seller shall promptly submit to Buyers all adverse drug experience information or customer complaints brought to the attention of Seller in respect of the Product, as well as any events and matters concerning or affecting the safety or efficacy of the Product. After the Closing, Buyers shall have all responsibility for required reporting of adverse experiences for the Product.
Section 8.11    Receivables.
Seller and its Affiliates agree that any and all payment in respect of sales of the Product by Buyer 2 made after the Closing that are received by Seller or any of its Affiliates shall be held in an account for the benefit of Buyer 2 and delivered to Buyer 2 as soon as practicable. Buyer 2 agrees that any and all payment in respect of sales of Product made by Seller and its Affiliates prior to Closing that are received by Buyer 2 shall be held in an account for the benefit of Seller and delivered to Seller as soon as practicable. Seller agrees that in collecting Product receivables after Closing, neither Seller nor any of its Affiliates shall take any action which is not in the reasonable best interest of Buyer 2 or which is different from the collection efforts undertaken in the Ordinary Course of Business prior to Closing.
Section 8.12    Affiliates.
Each Party hereto shall cause its respective controlled Affiliates to comply with the terms of this Agreement.
Section 8.13    Labeling Requirements.
Following the Closing, Buyers shall at their own expense and as expeditiously as possible use commercially reasonable efforts to obtain such FDA approvals necessary for Buyer Labeling for the Product to be manufactured after the Closing.
Section 8.14    Aradigm Agreement.
Following the Closing, Seller shall have the right to amend, modify or supplement the Aradigm Agreement; provided, however, that Seller shall not amend, modify or supplement the Aradigm Agreement in any manner that would adversely affect Buyer 2’s obligations under this Agreement without the prior written consent of Buyer 2, not to be unreasonably withheld, conditioned or delayed.
Section 8.15    Litigation Support.
Following the Closing, Buyers and their Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall reasonably cooperate with each other in the defense or settlement of any Liabilities or lawsuits involving the Purchased Assets, the Product Inventory, the Product, this Agreement or the Transaction Documents, the transactions contemplated hereby or thereby or the portion of the Business for which the other Party (or Parties) have responsibility under any Transaction Document by providing the requesting Party (or Parties) and such requesting Party’s legal counsel reasonable access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information relating primarily to the Business, the Product Inventory and the Purchased Assets as the requesting Party may reasonably request, to the extent maintained by or under the possession or control of the requested Party; provided, however, that such access shall not unreasonably interfere with Buyers’ or their Affiliates’, or Seller or its Affiliates’, as the case may be, respective businesses; and provided, further, that either Party may restrict the foregoing access to the extent that (a) such restriction is required by applicable Law, (b) such access or provision of information would result in a violation of confidentiality obligations to a Third Party or (c) disclosure of any such information would result in the loss or waiver of the attorney-client privilege. The requesting Party shall reimburse the other Party for reasonable out-of-pocket expenses paid by the other Party to Third Parties in performing its obligations under this Section 8.15.
Section 8.16    Release of Encumbrances.
On or prior to the Closing, Seller shall (a) take all actions necessary to extinguish or cause to be extinguished, as the case may be, all Encumbrances on the Purchased Assets and the Product Inventory, excluding Permitted Encumbrances, but including all Encumbrances on the Purchased Assets, the Product Inventory and Registered Intellectual Property arising in connection with the Financing Documents, in each case on terms reasonably satisfactory to Purchaser; and (b) file in the appropriate jurisdictions termination statements of Uniform Commercial Code financing statements (or equivalent filings in jurisdictions outside the United

States) that have been filed by the holders of such Encumbrances with respect to Seller or any of the Purchased Assets or the Product Inventory, to Buyers’ reasonable satisfaction. In the event that, after the Closing, any such lienholder asserts any Encumbrance or security interest in the Purchased Assets, the Product Inventory or Registered Intellectual Property, Seller shall, upon written request from Buyers, take all actions necessary to obtain a release from such lienholder of all such Encumbrances or security interests.
Section 8.17    Notification of Certain Events.
From the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article XII, Seller shall provide prompt written notice to Buyers of (i) the occurrence of any event that may lead to the failure of any of the representations and warranties set forth in Article VI to be true and correct in all material respects, (ii) any errors in, or omissions from, the Seller Disclosure Schedule (subject to any qualifications set forth in the applicable representation or warranty), (iii) the occurrence or non-occurrence of any event that would reasonably be expected to result in an Adverse Effect, (iv) the cancellation or other termination by any supplier or customer listed on Section 6.16 of the Seller Disclosure Schedule of its relationship with the Business that would be material to the Business, (v) any Actions or Proceedings commenced or threatened in writing which relate to the Business, Purchased Assets, Product Inventory, Product, this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby or (vi) other events or conditions that would reasonably be expected to result in the conditions set forth in Article X not being satisfied on or prior to the Outside Date.
Section 8.18    Product Cost-of-Goods.
The Product Cost-of-Goods as of the date of this Agreement is set forth on Section 8.18 of the Seller Disclosure Schedule (the “Standard COGS”). No later than five (5) Business Days prior to the anticipated Closing Date, either Buyers, on the one hand, or Seller, on the other hand, may deliver written notice to the other Party (a) requesting that the Standard COGS be adjusted and (b) setting forth in reasonable detail such Party’s proposal for any such adjustments. Representatives of the Parties shall meet promptly following the delivery of any such notice and shall seek in good faith to reach an agreement as to any such proposed adjustment or that no such adjustment is necessary. If agreement is reached as to the requested adjustment (or a related compromise) during such five (5) Business Day period, then Standard COGS shall be so adjusted. If the Parties are unable to reach agreement as to the proposed adjustment during such five (5) Business Day period, then the Standard COGS set forth on Section 8.18 of the Seller Disclosure Schedule shall not be adjusted.
Section 8.19    Further Assurances.

(a)    On and after the Closing, Seller shall from time to time, at the reasonable request of Buyers, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Buyers may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyers good and marketable title to the Purchased Assets and the Product Inventory (including assistance in the collection or reduction to possession of any of the Purchased Assets or the Product Inventory).
(b)    On and after the Closing, Buyers shall from time to time, at the reasonable request of Seller, take such actions as Seller may reasonably request, in order to more effectively consummate the transactions contemplated hereby, including Buyers’ assumption of the Assumed Liabilities.
(c)    On the Closing Date, Seller shall make available to Buyer 2 a complete and correct schedule of each Contract to which Seller or any of its Affiliates is a party, as of such date, that relates to the Business or is necessary for the development, manufacture, marketing, sale or distribution of the Product. If, at any time during ninety (90) days following the Closing Date, Buyer 2 reasonably determines that a Contract set forth on such schedule should have been included as an Assumed Contract pursuant to this Agreement, then Buyer 2 shall provide written notice to Seller requesting assignment of such Contract to Buyer 2. Subject to Section 2.03 hereof, promptly following receipt of such written notice, Seller shall, or shall cause its Affiliate to, assign all right, title and interest in and to such Contract to Buyer 2, free and clear of all Encumbrances (other than Permitted Encumbrances).
ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF SELLER
The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Seller, to the extent permitted by Law), at or before the Closing, of each of the following conditions:
Section 9.01    Representations, Warranties and Covenants.
All representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though given on and as of such date and Buyers shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date, and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of each Buyer.

Section 9.02    No Injunctions or Restraints.
No preliminary or permanent injunction, Law or Governmental or Regulatory Authority Order enacted, promulgated, issued, entered, amended or enforced by any Governmental or Regulatory Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of such transactions illegal.
Section 9.03    No Actions or Proceedings.
No Actions or Proceedings that question the validity or legality of the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated.
Section 9.04    Consents.
All Seller Governmental Consents, Buyer Governmental Consents and Buyer Third Party Consents shall have been obtained or made, as the case may be.
Section 9.05    Transaction Documents.
Each Buyer shall have delivered to Seller the Transaction Documents to which such Buyer is a party, executed by a duly authorized officer of such Buyer.
Section 9.06    Other Closing Deliveries.
Buyers shall have delivered to Seller a certificate, executed by an executive officer of each Buyer, confirming that, to the actual knowledge of such executive officer, the conditions set forth in Section 9.01 have been satisfied, and any such other certificates and documents customary in transactions similar to those contemplated hereby that are reasonably requested by Seller.
ARTICLE X

CONDITIONS TO THE OBLIGATIONS OF BUYERS
The obligation of Buyers to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyers, to the extent permitted by Law), at or before the Closing, of each of the following conditions:
Section 10.01    Representations, Warranties and Covenants.

All representations and warranties of Seller contained in Sections 6.01, 6.02, 6.05, 6.12 and 6.15(a) of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though given on and as of such date, except for any such representations and warranties that are by their terms given only as of a specific date. All representations and warranties of Seller, other than those listed in the preceding sentence, shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Adverse Effect” set forth herein) as of the date hereof and as of the Closing Date as though given on and as of such date (except for any such representations and warranties that are by their terms given only as of a specific date), excluding for such purpose where the failure of such representations and warranties of Seller to be true and correct would not, individually or in the aggregate, result in an Adverse Effect. Seller shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date.
Section 10.02    No Injunctions or Restraints.
No preliminary or permanent injunction, Law or Governmental or Regulatory Authority Order enacted, promulgated, issued, entered, amended or enforced by any Governmental or Regulatory Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of such transactions illegal.
Section 10.03    No Actions or Proceedings.
No Actions or Proceedings that question the validity or legality of the transactions contemplated hereby shall have been instituted or threatened and not settled or otherwise terminated.
Section 10.04    Consents.
All Seller Governmental Consents, Seller Third Party Consents and Buyer Governmental Consents shall have been obtained or made, as the case may be.
Section 10.05    No Adverse Effect.
Since the date of the Agreement, there shall have been no events, facts, occurrences, changes, effects or conditions that, individually or in the aggregate, have had or would reasonably be expected to have an Adverse Effect.
Section 10.06    Transaction Documents.
Seller shall have delivered to Buyers the License Agreement, the Supply

Agreement, the Escrow Agreement, the Commercial Agreement and the other Transaction Documents, executed by a duly authorized officer of Seller.
Section 10.07    Other Closing Deliveries.
Seller shall have delivered to Buyers (i) a certificate, executed by an executive officer of Seller, confirming that, to the knowledge of such executive officer after due inquiry, the conditions set forth in Section 10.01 have been satisfied, (ii) evidence reasonably acceptable to Buyers that all Encumbrances encumbering the Purchased Assets, the Product Inventory and the Registered Intellectual Property, excluding Permitted Encumbrances, have been properly terminated or released before Closing and (iii) any such other certificates and documents customary in transactions similar to those contemplated hereby that are reasonably requested by Buyers.
ARTICLE XI

INDEMNIFICATION
Section 11.01    Survival of Representations, Warranties, Etc.
Other than (i) the representations and warranties contained in [***] (the “Seller Fundamental Representations”) and [***] (the “Buyer Fundamental Representations”), which shall survive [***], (ii) the representations and warranties contained in [***], which shall survive until the date that is [***] following the applicable statute of limitations, and (iii) the representations and warranties contained in [***], which shall survive the Closing and shall expire [***], the representations and warranties made by the Parties in this Agreement shall survive the Closing and shall expire [***] and any Liability of the Parties, respectively (for indemnification or otherwise), with respect to such representations and warranties shall thereupon cease. All of the covenants and agreements contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled. The period for which a representation, warranty, covenant or agreement survives the Closing is referred to herein as the “Survival Period.” If, at any time prior to the expiration of a Survival Period, a notice of any claim for indemnification pursuant to Section 11.02(a)(i), 11.02(a)(ii), 11.02(b)(i) or 11.02(b)(ii), as the case may be, shall have been given prior to the applicable expiration date and such notice describes the circumstances with respect to which such indemnification claim relates, such indemnification claim shall survive until such time as such claim is finally resolved.
Section 11.02    Indemnification.

(a)    By Seller. Subject to Sections 11.03 and 11.04, from and after the Closing, Seller shall indemnify, reimburse, defend and hold harmless Buyers, their Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, damages, lawsuits, deficiencies, claims and expenses (including interest, penalties and reasonable fees and disbursements of attorneys paid in connection with the investigation, defense or settlement of any of the foregoing) (collectively, the “Damages”), to the extent arising or resulting from (i) any inaccuracy or breach of any representation or warranty of Seller or any of its Affiliates herein, or in any schedule, exhibit or attachment hereto (other than agreements to be executed at Closing); (ii) any breach by Seller or any of its Affiliates of any of its covenants or agreements contained herein, or in any schedule, exhibit or attachment hereto (other than agreements to be executed at Closing); (iii) Seller’s conduct of the Business or its activities related to the Product, the Product Inventory or the Purchased Assets prior to the Closing (except to the extent the same constitute Assumed Liabilities); (iv) the failure of Seller to pay, perform or discharge any Excluded Liabilities; or (v) any amounts that would be payable by Buyers or their Affiliates to the extent attributable to the failure of Seller and its Affiliates to comply with the requirements of “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may be applicable to the sale of the Product Inventory and Purchased Assets to Buyers. The Parties agree that for any claims for which any Buyer Indemnified Party is entitled to indemnification under Section 11.02(a)(i), payment for such Damages shall be paid solely from the Escrow Fund, in accordance with Section 4.05 and the Escrow Agreement, subject to the limitations set forth in Section 11.03 and 11.04; provided, that, subject to Section 11.03(c), following the final distribution of any amounts in the Escrow Fund pursuant to Section 4.05, [***].
(b)    By Buyers. Subject to Sections 11.03 and 11.04, from and after the Closing, Buyers shall jointly and severally indemnify, reimburse, defend and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Damages to the extent arising or resulting from (i) any inaccuracy or breach of any representation or warranty of Buyers or any of their Affiliates herein, or in any schedule, exhibit or attachment hereto (other than agreements to be executed at Closing); (ii) any breach by Buyers or any of their Affiliates of any of their covenants or agreements contained herein, or in any schedule, exhibit or attachment hereto (other than agreements to be executed at Closing); (iii) Buyers’ conduct of the Business or their activities related to the Product, the Product Inventory or the Purchased Assets following the Closing (except to the extent the same constitute Excluded Liabilities); or (iv) the failure of Buyers to pay, perform or discharge any Assumed Liabilities.
(c)    Procedures. The indemnified party (the “Indemnified Party”) shall give

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the indemnifying party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Damages or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.02(a) or Section 11.02(b); provided, however, that a failure by the Indemnified Party to give such notice in a timely fashion shall not limit the obligations of the Indemnifying Party hereunder, except to the extent such Indemnifying Party has been actually prejudiced thereby. Each Indemnification Claim Notice must contain a reasonable description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Damages. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by such Party to this Agreement.
(d)    Third Party Claims. The obligations of an Indemnifying Party under this Section 11.02 with respect to Damages arising from claims of any Third Party that are subject to indemnification as provided for in Section 11.02(a) or Section 11.02(b) (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:
(i)    At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnitee’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of and continue to defend a Third Party Claim with counsel reasonably acceptable to the Indemnified Party, except as provided in subsection (ii) below, the Indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not

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obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Damages incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnitee.
(ii)    Without limiting Section 11.02(d)(i), any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment of separate legal counsel shall be at the Indemnitee’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.02(d)(i) (in which case the Indemnified Party shall control the defense) or (C) if the Indemnified Party and the Indemnifying Party are both named parties to the proceeding and the Indemnified Party has reasonably concluded that there may be one or more legal defenses that are different from or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party and the Indemnifying Party shall be liable for all legal expenses incurred by the Indemnified Party in furtherance thereof).
(iii)    With respect to any Damages relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Damages in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.02(d)(i), the Indemnifying Party shall not have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages unless it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of Damages by an Indemnitee that is reached without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). Regardless of whether the Indemnifying Party

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chooses to defend or prosecute any Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(iv)    Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall reimburse the Indemnified Party for all its reasonable costs and expenses in connection with any of the foregoing.
(e)    Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

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Section 11.03    Limitations.
Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply:
(a)    Seller will not be required to indemnify Buyers under Section 11.02(a)(i) except to the extent that the cumulative amount of the Damages under Section 11.02(a)(i) actually incurred by the Buyer Indemnified Parties exceeds [***], and Seller will only be required to pay, and will only have Liability for, the amount by which [***].
(b)    Buyers will not be required to indemnify Seller under Section 11.02(b)(i) except to the extent that the cumulative amount of the Damages under Section 11.02(b)(i) actually incurred by the Seller Indemnified Parties exceeds [***], and Buyers will only be required to pay, and will only have Liability for, the amount by which [***].
(c)    In no event shall the aggregate Liability of either Party for any Damages pursuant to Section 11.02(a)(i) or 11.02(b)(i), as the case may be, exceed [***] (the “Cap”), provided, however, that the limitations on indemnification under this Section 11.03(c) shall not apply to breaches of [***]; provided further, that Damages in respect of such breaches shall not be considered for purposes of determining when the Cap has been met.
(d)    Other than [***], each of which shall survive until the expiration of the applicable Survival Period, in no event shall Seller or Buyers have any Liability under Section 11.02(a)(i) or 11.02(b)(i), as the case may be, with respect to claims that are not properly asserted in writing prior to [***].
(e)    The amount of any Damages under Section 11.02 shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Party relating to such claim, such reduction not to include, in all cases, the amount of any premium increases or costs of recovery.
(f)    No Party shall be entitled to indemnification under this Article XI to the extent Damages result from the gross negligence or intentional misconduct of the Party seeking indemnification.
(g)    For purposes of determining the amount of any Damages for purposes of this Article XI and for the purposes of determining breach or inaccuracy of a representation or warranty for purposes of this Article XI, no qualifications as to “materiality” or “Adverse Effect” shall be given effect.

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(h)    Except with respect to claims based on fraud or willful misconduct and except as otherwise expressly provided in this Agreement, after the Closing: (i) the right of the Buyer Indemnified Parties to indemnification under this Article XI shall be the exclusive remedy of the Buyer Indemnified Parties with respect to claims arising or resulting from the subject matter of this Agreement; and (ii) the right of the Seller Indemnified Parties to indemnification under this Article XI shall be the exclusive remedy of the Seller Indemnified Parties with respect to claims arising or resulting from the subject matter of this Agreement; provided, however, that the Parties shall be entitled to seek temporary or permanent injunctive relief in order to enforce their respective rights under this Article XI, or under any other provision of this Agreement or as provided in the Transaction Documents. Notwithstanding the foregoing, nothing shall prohibit the Parties from seeking specific performance hereunder or pursuant to any Transaction Document to the extent provided for therein.
(i)    Seller shall not be required to indemnify any Buyer Indemnified Party under Section 11.02(a)(i) for any Taxes for any taxable period (or portion thereof) beginning after the Closing Date.
Section 11.04    Adjustments to Purchase Price.
All indemnification payments under this Article XI shall be treated as adjustments to the Purchase Price for all United States federal Tax purposes.
Section 11.05    Limitation of Liability.
NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY BY REASON OF ANY BREACH OF ANY REPRESENTATION, WARRANTY, CONDITION OR OTHER TERM OF THIS AGREEMENT OR ANY DUTY OF COMMON LAW, FOR ANY SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF SUCH PARTY OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES; PROVIDED THAT THE FOREGOING IN NO WAY LIMITS ANY OF THE OBLIGATIONS OR LIABILITY OF EITHER PARTY OR ANY OF ITS AFFILIATES TO THE OTHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.

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ARTICLE XII

TERMINATION AND ABANDONMENT
Section 12.01    Methods of Termination.
The transactions contemplated herein may be terminated and/or abandoned at any time prior to the Closing:
(a)    by mutual written agreement of Seller, on the one hand, and Buyers, on the other hand; or
(b)    by either Seller, on the one hand, or Buyers, on the other hand, if the Closing shall not have occurred by [***] (the “Outside Date”); provided that if the Party seeking to terminate the Agreement is then in material breach of its obligations hereunder, the Outside Date shall be extended until [***]following the date upon which such breach is cured;
(c)    by either Seller, on the one hand, or Buyers, on the other hand, if the other Party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other Party which proceeding remains undismissed for a period of [***];
(d)    by either Seller, on the one hand, or Buyers, on the other hand, if there shall be in effect any Law that prohibits the Closing or if the Closing would violate any non-appealable Order; or
(e)    by either Seller, on the one hand, or Buyers, on the other hand, if the other Party has breached any material obligation hereunder that remains uncured for a period of [***], unless such breach is not capable of cure in which event the non-breaching Party may terminate immediately.
Section 12.02    Procedure upon Termination.
In the event of termination and abandonment under Section 12.01 hereof, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated and abandoned, without further action by the Parties hereto. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:
(a)    Each Party, if requested, will redeliver all documents, work papers and other material of the other Party and its Affiliates relating to the transactions contemplated

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hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same;
(b)    All confidential information received by any Party hereto with respect to the business of any other Party or its Affiliates shall be treated in accordance with that certain Confidential Disclosure Agreement, dated April 8, 2008, by and between an Affiliate of Buyers and Seller (the “Confidentiality Agreement”); and
(c)    No Party hereto and none of their respective directors, officers, stockholders, Affiliates or controlling Persons shall have any further liability or obligation to any other Party to this Agreement except as stated in Sections 12.02 (a) or (b), except that (i) nothing in this Section 12.02 shall prejudice any rights, claims, or causes of action that may have accrued hereunder or with respect hereto prior to the date of such termination (including in respect of fraud or willful misconduct) and (ii) the provisions of this Section 12.02 and Article XIII shall survive any termination of this Agreement.
ARTICLE XIII

MISCELLANEOUS
Section 13.01    Confidentiality.
(a)    In addition to the restrictions contained in Section 8.04 and in the License Agreement and the Supply Agreement, each Party agrees that at and after the Closing, it shall not, without the prior written consent of the other Party, (i) disclose to any Person such other Party’s Confidential Information (as defined below), except to those of its employees or representatives who need to know such information for the purpose of exploiting its rights or fulfilling its obligations under this Agreement (and then only to the extent that such persons are under an obligation to maintain the confidentiality of the Confidential Information), or (ii) use any of such other Party’s Confidential Information for any reason other than as contemplated by this Agreement. If a Party has been advised by legal counsel that disclosure of Confidential Information of the other Party is required to be made under applicable Law (including the requirements of a national securities exchange or another similar regulatory body) or pursuant to documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process, the Party required to disclose the Confidential Information shall, to the extent practicable, provide the other Party with prompt written notice of such request or demands or other similar process so that such other Party may seek an appropriate protective order or, waive the Disclosing Party’s compliance with the provisions of this Section 13.01(a). In the absence of a protective order or waiver or other remedy, the Party required to disclose the other Party’s Confidential Information may disclose only that portion of the Confidential Information which its legal counsel advises that it is legally required to disclose, provided that it exercises its reasonable best efforts to preserve the confidentiality of such other party’s Confidential Information, including by cooperating with such other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
(b)    The term “Confidential Information” as used in this Section 13.01 means (i) as to a Buyer, all confidential information relating to such Buyer’s business, the portion of the Business for which such Buyer shall assume responsibility upon the Closing, the Purchased Assets purchased by such Buyer and the Assumed Liabilities assumed by such Buyer, and (ii) as to Seller, all confidential information relating to the business and operations of Seller and its Affiliates, including the Excluded Assets and the Excluded Liabilities or other obligations other than the Assumed Liabilities, and that portion of the Business over which Seller retains responsibility as of the Closing, but not including that portion of the Business for which Buyers will assume responsibility as of the Closing and the Purchased Assets, in each of (i) and (ii) whether disclosed prior to or after the date hereof. The term “Confidential Information” does not include information which becomes generally available to the public other than as a result of disclosure by the Disclosing Party, or becomes available to the Disclosing Party on a non-confidential basis from a source other than the Non-disclosing Party, provided that such source is not bound by a confidentiality agreement with the Non-disclosing Party.
(c)    Except in the event of termination of this Agreement pursuant to Article 12 above, this Section 13.01, Section 4 of the License Agreement and Section 8 of the Supply Agreement supersede and replace in its entirety the Confidentiality Agreement.
Section 13.02    Notices.
All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or by nationally recognized overnight courier that maintains records of delivery to the Parties at the following addresses or facsimile numbers:

If to Buyer 1:	Endo Ventures Bermuda Limited c/o Appleby Services (Bermuda) Ltd. Canon’s Court 22 Victoria Street P.O. Box HM 1179 Hamilton HM EX Bermuda Attention: Secretary

Facsimile:     +1 441 298 3483

If to Buyer 2:	Endo Ventures Limited No. 33 Fitzwilliam Square Dublin 2 Ireland Attention: Secretary
Facsimile: (610) 884-5911

With copies to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 Attention: Eileen Nugent, Esq. Michael Chitwood, Esq. Facsimile: (212) 735-2000
Endo International plc
1400 Atwater Drive
Malvern, PA 19355
Attention: Caroline B. Manogue
Facsimile: (610) 884-7159

If to Seller to:	Zogenix, Inc. 12400 High Bluff Drive, Suite 650 San Diego, CA 92130 Facsimile: (858) 259-1166

With copies to:	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attention: Cheston Larson, Esq. Facsimile: (858) 523-5450
All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 13.02, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number as provided in this Section 13.02, be deemed given upon receipt by the sender of the answer back confirmation and (c) if delivered by overnight courier to the address as provided in this Section 13.02, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 13.02). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto in accordance with the terms of this Section 13.02.
Section 13.03    Entire Agreement.
This Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith, including the Transaction Documents) supersedes all prior discussions and agreements among the Parties with respect to the subject matter hereof and contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.
Section 13.04    Waiver.
Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
Section 13.05    Amendment.
This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party hereto.
Section 13.06    Third Party Beneficiaries.
The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
Section 13.07    Assignment; Binding Effect.
Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld) and any attempt to do so will be void; provided, however, such prior written consent will not be required with respect to an assignment by a Party if such assignment is (i) to a Person organized in the same jurisdiction in which the assigning Party is organized and (ii) either (a) to an Affiliate of such assigning Party so long as such assigning Party remains bound by the terms hereof, or (b) in connection with a merger, sale or transfer involving all or substantially all of the assets of such assigning Party. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.
Section 13.08    Headings.
The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
vSection 13.09    Severability.
If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.
Section 13.10    Governing Law; Dispute Resolution.
(a)    This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York (without giving effect to principles of conflicts of laws that would require the application of any other law).
(b)    Following the Closing, except with respect to any claim seeking injunctive relief hereunder or any dispute pursuant to Section 4.01(f) hereof, in the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the parties hereunder, the parties will try to settle their differences amicably between themselves as contemplated herein. To the extent not provided for herein, any party may, following the Closing, initiate such informal dispute resolution by sending written notice of the dispute to the other party, and within [***] after such notice, the Chief Executive Officer (or his or her designee) of the applicable Buyer (or an Affiliate of such Buyer) will meet with the Chief Executive Officer (or his or her designee) of the Seller, for attempted resolution by good faith negotiations. If such Persons are unable to resolve promptly such disputed matter, such dispute shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), then in force and the Federal Arbitration Act, 9 U.S.C. § 1 et seq., by three (3) arbitrators (the “Arbitrators”) appointed in accordance with said rules, provided that the appointed arbitrators shall have appropriate experience in the biopharmaceutical industry. The place of arbitration shall be New York, New York, and the Arbitrators shall decide the dispute in accordance with the substantive law of the State of New York. The Arbitrators, by accepting their appointment, undertake to conduct the process such that the award shall be rendered within [***] of their appointment and shall be final and binding upon all parties participating in such arbitration. The judgment rendered by the arbitrators may, at the arbitrator’s discretion, include costs of arbitration, reasonable attorneys’ fees and reasonable costs for any expert and other witnesses. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be. Notwithstanding the foregoing, any disputes regarding the scope, validity, enforceability or inventorship of any patents or patent applications shall be submitted for final resolution by a court of competent jurisdiction. Any period of limitations or Survival Period that would otherwise expire between the initiation of the procedures described in this Section 13.10(b) and the conclusion of such procedures shall be extended until [***] following the conclusion of such procedures.
(c)    Subject to Section 4.01(f) and this Section 13.10, and prior to the Closing, the Parties consent to the exclusive jurisdiction of the Federal courts and the State courts of the State of New York, in each case, located in the borough of Manhattan, City of New York (the “New York Courts”) for the resolution of all disputes and controversies related to this Agreement. Prior to the Closing, each of the Parties (i) consents to the exclusive jurisdiction of such court in any Action or Proceeding relating to or arising out of this Agreement or the transactions contemplated herein; (ii) waives any objection that it may have to the laying of venue in any such Action or Proceeding; and (iii) agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules. Following the Closing, the Parties consent to the exclusive jurisdiction of the New York Courts for any action in aid of arbitration, for provisional relief of the status quo or to prevent irreparable harm prior to the appointment of the Arbitrators in Section 13.10(b) above, and to the non-exclusive jurisdiction of the New York Courts for any action to enter or enforce any arbitral award entered in connection with this Agreement. THE PARTIES HEREBY IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN SUCH ACTIONS.
(d)    The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties may

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be entitled to a temporary injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 13.10(c) or an arbitral tribunal specified in Section 13.10(b), or to a permanent injunction in addition to any other remedy to which they are entitled at law or in equity.
Section 13.11    Expenses.
Except as otherwise provided in this Agreement, each Party hereto shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby, except that [***].
Section 13.12    Counterparts.
This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
Section 13.13    Schedules, Exhibits and Other Agreements.
The Exhibits, Schedules, other agreements, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement. Any disclosure that is made in any of the Schedules or certificates delivered pursuant to any section or subsection of this Agreement shall be deemed to have been disclosed with respect to any other section or subsection of this Agreement to which the matter relates, only to the extent that it is reasonably apparent on its face that the description of such matter in the Schedule or certificate is relevant to the pertinent section.
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IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first above written.
Zogenix, Inc.
By:    /s/ Roger L. Hawley
    Name: Roger L. Hawley
    Title: Chief Executive Officer
Endo Ventures Bermuda Limited
By:    /s/ Susan T. Hall
    Name: Susan T. Hall
    Title: Director
Endo Ventures Limited
By:    /s/ Blaine T. Davis
    Name: Blaine T. Davis
    Title: President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Exhibit A
DEFINITIONS
“AAA” has the meaning set forth in Section 13.10(b).
“Action or Proceeding” means any action, suit, proceeding, arbitration, Order, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before any Governmental or Regulatory Authority.
“Adverse Effect” means an event, fact, occurrence, change, effect or condition that individually or in the aggregate is, or would reasonably be expected to be, materially adverse to the Product Inventory, the Purchased Assets, the Assumed Liabilities or the Registered Intellectual Property, individually or taken as a whole, or the business, results of operations, or financial condition of the Business, individually or taken as a whole, or the ability of Seller to consummate the transactions contemplated by this Agreement.
“Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person. A Person shall be regarded as in control of another Person if it owns or controls, directly or indirectly, (i) in the case of corporate entities at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities in the subject entity entitled to vote in the election of directors and, (ii) in the case of an entity that is not a corporation, at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities or other ownership interests with the power to direct the management and policies of such subject entity or entitled to elect the corresponding management authority, or such other relationship as, in fact, constitutes actual control.
“Agreement” has the meaning set forth in the Preamble hereto.
“Aradigm” means Aradigm Corporation (or its permitted successors under the Aradigm Agreement).
“Aradigm Agreement” means that certain Asset Purchase Agreement dated as of August 25, 2006 between Seller and Aradigm (as amended from time to time pursuant to its terms).
“Aradigm Royalty Obligation” means the obligations of Seller to Aradigm with respect to the Product under (a) Section 2.06(a)(i)(2) of the Aradigm Agreement to pay to

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Aradigm a royalty of [***] (as defined therein), and (b) Sections 2.06(a)(ii), (iii), (v), (vi), (vii) and (viii).
“Arbitrators” has the meaning set forth in Section 13.10(b).
“Assets and Properties” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, regulatory approvals, equipment, inventory, goods and intellectual property.
“Assignment and Assumption Agreement” has the meaning set forth in Section 5.02(a)(v).
“Assumed Contract” means the Contracts or portions of the Contracts identified in Section 6.06(a) of the Seller Disclosure Schedule as such.
“Assumed Liabilities” means the following except, in all cases, for those Liabilities arising from or relating to the conduct of the Business or from any activities relating to the manufacture, production, processing, finishing, packaging, labeling, shipping and holding of the Product prior to the Closing:
(i)    all accounts payable incurred by or on behalf of Buyers or their Affiliates with respect to the Business after the Closing;
(ii)    any and all Liabilities and obligations of Seller or any of its Affiliates under the Assumed Contracts to be performed after the Closing, except to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing or to the extent the same arise out of any such breach or default;
(iii)    any and all state and federal Medicaid/Medicare rebates on sales of the Product made by or on behalf of Buyers or their Affiliates after the Closing;
(iv)    any and all credits, chargeback rebates, utilization based rebates, reimbursements and similar payments to wholesalers and other distributors, buying groups and other institutions on sales of the Product made by or on behalf of Buyers or their Affiliates after the Closing;
(v)    any and all Liabilities and obligations arising out of or resulting from

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product liability claims caused by the Product sold by or on behalf of Buyers or their Affiliates after the Closing;
(vi)    except as otherwise provided herein or in the other Transaction Documents, any and all other Liabilities and obligations that arise out of or are related to the Product Inventory, the Purchased Assets (including the Regulatory Approvals), the Business or the Product, attributable to occurrences and circumstances arising after the Closing; and
(viii)    the Aradigm Royalty Obligation.
“Bill of Sale” has the meaning set forth in Section 5.02(a)(vi).
“Books and Records” means all files, documents, instruments, papers, books and records owned by Seller or an Affiliate of Seller relating exclusively to the Business, including any pricing lists, customer lists, vendor lists, financial data and all documentation relating to the Registered Intellectual Property.
“Business” means the activities of developing, commercializing, manufacturing (or having manufactured), marketing, selling and distributing the Product, as conducted by Seller and its Affiliates (or by any Third Party on behalf of Seller and its Affiliates) as of the date hereof.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.
“Buyers” has the meaning set forth in the Preamble to this Agreement.
“Buyer Fundamental Representations” has the meaning set forth in Section 11.01.
“Buyer Governmental Consents” means all consents, waivers, approvals, Orders, authorizations of, declarations or filings with any Governmental or Regulatory Authority that are required by, or with respect to, Buyers or any of their Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to be executed pursuant hereto by Buyers, the consummation by Buyers or any of their Affiliates of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder. The Buyer Governmental Consents are set forth on Exhibit K hereto.
“Buyer Indemnified Parties” has the meaning set forth in Section 11.02(a).
“Buyer Labeling” means the printed labels, labeling and packaging materials, including printed carton, container labels and package inserts, used by Buyers or their Affiliates

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and bearing the name of a Buyer (or any of their Affiliates) for the Product.
“Buyer Representatives” has the meaning set forth in Section 8.03(c).
“Buyer Third Party Consents” means all consents, waivers, approvals, authorizations of, or notices to, any Person (other than a Governmental or Regulatory Authority) that are required by, or with respect to, Buyers or any of their Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to be executed pursuant hereto by Buyers, the consummation by Buyers or any of their Affiliates of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder. Buyer Third Party Consents are set forth on Exhibit L hereto.
“Cap” has the meaning set forth in Section 11.03.
“cGMP” means current Good Manufacturing Practice as mandated by applicable Governmental or Regulatory Authorities or under applicable Laws.
“Closing” has the meaning set forth in Section 5.01.
“Closing Date” means the date that the Closing actually occurs as provided in Section 5.01.
“Closing Payment” has the meaning set forth in Section 4.01(a).
“Commercial Agreement” has the meaning set forth in Section 5.02(a)(xi).
“Confidential Information” has the meaning set forth in Section 13.01(b).
“Confidentiality Agreement” has the meaning set forth in Section 12.02(b).
“Contract” means any and all commitments, contracts, purchase orders, leases, or other agreements, whether written or oral, related to the Product (together with any amendments or supplements to any of the foregoing).
“Corporate Names” has the meaning set forth in Section 8.06(a).
“Damages” has the meaning set forth in Section 11.02(a).
“Data Protection Laws” means all applicable Laws in connection with privacy and the processing, collection, use and protection of personal data in any jurisdiction.
“Dispute Notice” has the meaning set forth in Section 4.01(f).

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“DMF” means a Drug Master File, as defined in the 21 C.F.R., Section 314.420, which DMF contains the chemistry, manufacturing, and controls section of the NDA or other Regulatory Approval, as may be amended from time to time.
“Encumbrance” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance, restriction, limitation or Third Party right of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.
“Escrow Account” means the fund into which and from which, as applicable, the Escrow Fund is to be deposited and distributed, pursuant to this Agreement and the Escrow Agreement.
“Escrow Agent” means a nationally recognized bank mutually agreeable to Buyers and Seller.
“Escrow Agreement” has the meaning set forth in Section 5.02(a)(x).
“Escrow Fee” means the fee owed to the Escrow Agent due on the Closing Date and to be paid [***].
“Escrow Fund” has the meaning set forth in Section 4.01(b).
“Escrow Period” has the meaning set forth in Section 4.05.
“Excluded Assets” means all Assets and Properties of Seller and its Affiliates except the Purchased Assets and the Product Inventory. The Excluded Assets shall include the Manufacturing Data, the Intellectual Property (other than the Registered Intellectual Property), income Tax Returns, any cash, short-term investments or other cash equivalents, and any prepaid expenses or rights to receive refunds of Seller or any of its Affiliates.
“Excluded Liabilities” means (i) any and all Liabilities and obligations of Seller or any of its Affiliates, whether or not relating to or arising from the Product Inventory, the Purchased Assets or any rights transferred to Buyers pursuant to the provisions hereof, not expressly assumed by Buyers pursuant to the Assumption Agreement, (ii) any and all consumer product Liabilities unrelated to the Product, the Product Inventory, the Business or the Purchased Assets, and all consumer product Liabilities including those related to the manufacture, production, processing, finishing, packaging, labeling, shipping and holding of the Product prior to the Closing or for Product used after the Closing that was sold by Seller or its Affiliates prior to the Closing, (iii) any and all Liabilities and obligations with respect to any Taxes of Seller or

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any of its Affiliates for any taxable period and with respect to any of the Purchased Assets or the Business for all taxable periods or portions thereof ending on or prior to the Closing Date, (iv) any and all Liabilities and obligations in respect of any Excluded Assets, and (v) any and all Liabilities and obligations of Seller or any of its Affiliates which arise out of or are related to the conduct of the Business or from any activities relating to the manufacture, production, processing, finishing, packaging, labeling, shipping and holding of the Product prior to the Closing.
“FDA” has the meaning set forth in Section 6.10(b).
“FDCA” has the meaning set forth in Section 6.10(e).
“Final Report” has the meaning set forth in Section 4.01(f).
“Financial Information” has the meaning set forth in Section 6.14.
“Financing Documents” means the Financing Agreement, dated June 30, 2011, between Seller and Cowen Healthcare Royalty Partners II, LP, as well as all ancillary transaction documents associated therewith.
“Foreign Authorities” has the meaning set forth in Section 6.10(b).
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, or any supra-national organization, state, county, city or other political subdivision thereof.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IFRS” means the International Financial Reporting Standards.
“Indemnification Claim Notice” has the meaning set forth in Section 11.02(c).
“Indemnified Party” has the meaning set forth in Section 11.02(c).
“Indemnifying Party” has the meaning set forth in Section 11.02(c).
“Indemnitee” and “Indemnitees” have the respective meanings set forth in Section

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11.02(c).
“Independent Accounting Firm” has the meaning set forth in Section 4.01(f).
“Intellectual Property” means any and all of the following intellectual property rights owned by or licensed to Seller and its Affiliates and used in connection with or necessary to conduct the Business: (i) the Patents licensed to Seller pursuant to the License Agreement; (ii) the Know-how licensed to Seller pursuant to the License Agreement; (iii) copyrights, copyright registrations and applications therefor; and (iv) the Registered Intellectual Property.
“Intellectual Property Rights” means all Intellectual Property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign (i) Patents, (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) Know-how, (vi) rights of publicity, privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity, (viii) all rights in the foregoing and in other similar intangible assets, (ix) all applications and registrations for the foregoing and (x) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.
“Know-how” means the following information owned or licensed by Seller and its Affiliates: all of the manufacturing technology and know-how that is exclusively used in manufacturing or necessary to manufacture the Product, including, but not limited to, the manufacturing process approved in the applicable NDAs and amendments and supplements thereto, specifications and test methods, raw material, packaging, stability and other applicable specifications, manufacturing and packaging instructions, master formula, validation reports (process, analytical, methods and cleaning) to the extent available, stability data, analytical methods, records of complaints, annual product reviews to the extent available and other master documents necessary for the manufacture, control and release of the Product as conducted by, or on behalf of, Seller or any of its Affiliates.
“Knowledge” with respect to Seller, means the actual knowledge, after due inquiry, of the individuals set forth on Exhibit M and, with respect to Buyers, means the actual knowledge, after due inquiry, of the individuals set forth on Exhibit N.
“Law” means any federal, state or local law, statute or ordinance, or any rule,

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regulation, requirement, decree, code or published guidelines promulgated by any Governmental or Regulatory Authority.
“Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due).
“License Agreement” has the meaning set forth in Section 5.02(a)(ii).
“Manufacturing Data” means any manufacturing information and data and all submissions and correspondence with or to any Governmental or Regulatory Authority regarding the manufacture of the Product, including all such information and data set forth in [***].
“Marketing Materials” means all market research, marketing plans, media plans, advertising, sales training materials, promotional and marketing books and records owned by Seller or any its Affiliates and used or necessary in connection with the marketing and promotion of the Product, and any and all Intellectual Property Rights therein, other than any such items to the extent that (i) any applicable Law prohibits its transfer or (ii) any transfer thereof by Seller or any of its Affiliates would constitute a material contractual violation.
“Materials” shall mean the components and materials used in the manufacture of the Product, including raw materials (active and inert), API, and subassemblies (e.g., actuator and capsule) including packaging and labeling materials used to produce finished goods.
“NDA” means that certain New Drug Application 022-239, as amended and supplemented from time to time.
“Net Sales” means, with respect to an applicable period, the gross amount invoiced by Buyers, and/or their Affiliates and sublicensees for sale or other commercial disposition of the Product (in final, finished presentation for use by an end-user) to an unrelated Third Party in an arms’-length transaction, minus the following allowances and other deductions which are actually incurred, allowed, accrued or specifically allocated in their normal and customary amounts: [***] For clarity, Net Sales shall be determined in accordance with GAAP or IFRS, as applicable, and a sale or transfer by Buyers to their Affiliates and/or sublicensees for resale by such Affiliate and/or sublicensee shall not be considered a sale for the purpose of this provision but the resale by such Affiliate and/or sublicensee to a Third Party shall be a sale for such purposes.
“New York Courts” has the meaning set forth in Section 13.10(c).

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“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).
“Ordinary Course of Business” means such action that is in the ordinary course of business consistent with the past practices of the Business.
“Outside Date” has the meaning set forth in Section 12.01(b).
“Parties” means Buyer 1, Buyer 2 and Seller.
“Party” means Buyer 1 and Buyer 2, on the one hand, and Seller, on the other hand.
“Patents” means any patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, inventors’ certificates, pediatric data package exclusivity extensions, divisions, re-filings, continuations and continuations-in-part thereof, or the like) as well as any foreign equivalents thereof (including certificates of invention and any applications therefor).
“Permits” has the meaning set forth in Section 6.10(a).
“Permitted Encumbrance” means (a) Encumbrances for Taxes or assessments which are not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (b) Encumbrances with respect to an NDA, any restrictions, obligations or limitations contained in such NDA or (c) other Encumbrances not securing indebtedness or guarantees of indebtedness that does not or would not reasonably be expected to materially detract from the current value, or materially interfere with the present use, of any Purchased Asset subject thereto in the Ordinary Course of Business.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.
“Platform” means [***].
“Product” means the finished pharmaceutical product set forth in the Regulatory Approvals, known as Sumavel® DosePro®.

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“Product Data” means all toxicology, pre-clinical and clinical information and data, and all submissions and correspondence with or to any Governmental or Regulatory Authority regarding the Product, but only to the extent the foregoing may be in Seller’s or any of Seller’s Affiliates’ possession or control, and any and all Intellectual Property Rights therein; provided, however, Product Data shall not include any Manufacturing Data.
“Product Cost-of-Goods” means, [***].
“Product Cost-of-Goods Improvement” means the improvement of Product Cost-of-Goods on a Unit basis, calculated for a calendar year pursuant to Section 4.01(f), by [***] when compared to the Standard COGS (as adjusted, if applicable).
“Product Cost-of Goods Improvement Notice” has the meaning set forth in Section 4.01(f).
“Product Cost-of-Goods Improvement Payment” has the meaning set forth in Section 4.01(f).
“Product Inventory” means all inventory owned as of the Closing by Seller or any Affiliate thereof of finished Product that has a remaining shelf life of at least [***], whether held at a location or facility of Seller or any Affiliate (or of any other Person on behalf of Seller or any Affiliate, including in any of Seller’s warehouses, manufacturers, suppliers, distributors or consignees) or in transit to or from Seller or any Affiliate (or any such other Person).
“Purchase Price” means the consideration set forth in Section 4.01.
“Purchased Assets” means, subject to Section 2.03: (i) the Registered Intellectual Property; (ii) the Assumed Contracts; (iii) the Regulatory Approvals; (iv) the Books and Records; (v) the Marketing Materials and (vi) the Product Data.
“Registered Intellectual Property” means: (i) the registered trademarks and applications to register trademarks identified in Section 6.07(a) of the Seller Disclosure Schedule; and (ii) the internet domain names and registrations therefor identified in Section 6.07(a) of the Seller Disclosure Schedule.
“Regulatory Approvals” means the NDA and comparable filings for marketing approval of the Product made by Seller with foreign Governmental or Regulatory Authorities, identified in Section 6.10(a)(ii) of the Seller Disclosure Schedule, and all amendments and supplements thereto. For clarity, Regulatory Approvals shall not include the DMF.
“Resolution Period” has the meaning set forth in Section 4.01(f).

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“Seller” has the meaning set forth in the Preamble to this Agreement.
“Seller Disclosure Schedule” means the disclosure schedule supplied by Seller to Buyers and dated as of the date hereof.
“Seller Fundamental Representations” has the meaning set forth in Section 11.01.
“Seller Governmental Consent” means all consents, waivers, approvals, Orders and authorizations of, and declarations or filings with, any Governmental or Regulatory Authority that are required by, or with respect to, Seller or any of its Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to be executed pursuant hereto by Seller, the consummation by Seller or any of its Affiliates of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder. Seller Governmental Consents are set forth on Exhibit O hereto.
“Seller Indemnified Parties” has the meaning set forth in Section 11.02(b).
“Seller Third Party Consent” means all consents, waivers, approvals or authorizations of, or notices to, any Person (other than a Governmental or Regulatory Authority) that are required by, or with respect to, Seller or any of its Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to be executed pursuant hereto by Seller, the consummation by Seller or any of its Affiliates of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder. Seller Third Party Consents are set forth on Exhibit P hereto.
“Supply Agreement” has the meaning set forth in Section 5.02(a)(iii).
“Survival Period” has the meaning set forth in Section 11.01.
“Tax” means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties or additions to tax with respect thereto, in each case, imposed upon any Person by any Taxing Authority under applicable Law.
“Tax Return” means any report, return, election, notice, estimate, declaration, claim for refund, information return or statement and other forms and documents (including all schedules, exhibits and other attachments thereto) filed, or required to be filed with any Taxing

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Authority, in connection with the calculation, determination, assessment or collection of any Tax and includes any amendment of any of the foregoing.
“Taxing Authority” means any Governmental or Regulatory Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax. For clarity, Taxing Authority shall not include the FDA or any Foreign Authorities.
“Third Party” means any Person who or which is neither a Party nor an Affiliate of a Party.
“Third Party Claim” has the meaning set forth in Section 11.02(d).
“Trademark Assignment” has the meaning set forth in Section 5.02(a)(iv).
“Trailing Net Sales” means Net Sales, measured during a trailing [***].
“Transfer Taxes” has the meaning set forth in Section 4.03(a).
“Transaction Documents” means this Agreement, the License Agreement, the Supply Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Transition Services Agreement, the Escrow Agreement, the Commercial Agreement and the Trademark Assignment.
“Transition Services Agreement” has the meaning set forth in Section 5.02(a)(i).
“Unit” means a single dose of Product.
“Units Produced” means individual Units produced.
“Units Sold” means individual Units sold to any Third Party.
“Unresolved Disputes” has the meaning set forth in Section 4.01(f).

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Exhibit B
INTENTIONALLY OMITTED

B-1

Exhibit C
FORM OF TRANSITION SERVICES AGREEMENT

C-1

Exhibit D
FORM OF LICENSE AGREEMENT

D-1

Exhibit E
FORM OF SUPPLY AGREEMENT

E-1

Exhibit F
FORM OF TRADEMARK ASSIGNMENT

F-1

Exhibit G
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

G-1

Exhibit H
FORM OF BILL OF SALE

H-1

Exhibit I
FORM OF ESCROW AGREEMENT

I-1

Exhibit J
FORM OF COMMERCIAL AGREEMENT

J-1

Exhibit K
BUYER GOVERNMENTAL CONSENTS

Expiration of the applicable waiting period following submission of the Notification and Report Form required to be filed under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, and any supplemental submissions requested or required pursuant thereto.

K-1

Exhibit L
BUYER THIRD PARTY CONSENTS

None

L-1

Exhibit M
SELLER KNOWLEDGE PARTIES
[***]

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
M-1

Exhibit N
BUYER KNOWLEDGE PARTIES
[***]

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
N-1

Exhibit O
SELLER GOVERNMENTAL CONSENTS

Expiration of the applicable waiting period following submission of the Notification and Report Form required to be filed under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, and any supplemental submissions requested or required pursuant thereto.

O-1

Exhibit P
SELLER THIRD PARTY CONSENTS

Reference is made to the Financing Documents.

P-1
1386347.04-NYCSR10A - MSW